UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 8, 2024

Pitney Bowes Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-3579	06-0495050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3001 Summer Street,
Stamford, Connecticut 06926
(Address of principal executive offices) (Zip Code)

(203) 356-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $1 par value	PBI	New York Stock Exchange
6.70% Notes due 2043	PBI.PRB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The description of the Indemnification Agreements set forth in Item 5.02 is hereby incorporated by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Interim Chief Executive Officer Retention Arrangement

On September 29, 2023, the Board of Directors (the “Board”) of Pitney Bowes Inc. (the “Company”) appointed Jason C. Dies, the Company’s Executive Vice President and Group Executive of the Company, to the position of Interim Chief Executive Officer of the Company, effective as of October 2, 2023.  In connection with such appointment, the Company and Mr. Dies entered into a letter agreement, setting forth the initial terms and conditions of his employment as Interim Chief Executive Officer of the Company (the “Prior Letter Agreement”).

On April 8, 2024 (the “Effective Date”), the Company and Mr. Dies came to an agreement regarding additional terms and conditions of his continued employment as Interim Chief Executive Officer of the Company (the “Retention Arrangement”), which supplements the terms of the Prior Letter Agreement.

Pursuant to the Retention Arrangement, Mr. Dies will remain as the Company’s Interim Chief Executive Officer until such date on which the Board duly appoints a permanent Chief Executive Officer of the Company, and will continue to receive the following compensation (each of which has remained unchanged from the Prior Letter Agreement ): (i) an annual base salary equal to $875,000; (ii) a monthly cash stipend equal to $60,000; (iii) a target annual bonus opportunity equal to 80% of his base salary; and (iv) continued eligibility to receive long-term incentive compensation under the Company’s 2018 Stock Plan, as it may be amended from time to time.

Pursuant to the Retention Arrangement, Mr. Dies will also receive a one-time cash payment equal to $600,000, payable on the five-month anniversary of the Effective Date, subject to his continued employment through such payment date; however, if Mr. Dies is terminated for any reason other than for Cause, or if he resigns with Good Reason (each as defined in the Retention Arrangement), Mr. Dies will become entitled to receive such payment as of such termination date.  In addition, Mr. Dies will be deemed to have satisfied the “early retirement” requirements under the Company’s applicable benefit and compensation plans one year earlier than otherwise provided.

Pursuant to the Retention Arrangement, in the event that Mr. Dies’ employment is terminated by the Company without Cause or by him for Good Reason (each as defined in the Retention Arrangement), he will be entitled to receive severance payments under the terms and conditions of the Company’s Severance Pay Plan and Senior Executive Severance Policy, as applicable, subject to his execution and non-revocation of a general release of claims.  Upon any such termination, Mr. Dies will be provided (without duplication of any payment type) the following severance benefits: (i) the sum of (x) 1.5 times his annual base salary (which will not include his monthly cash stipend), plus (y) 1.5 times his target annual bonus for the year in which such termination occurs, payable in a single lump-sum on the first payroll date following the date on which the release ceases to be subject to revocation, and in no event later than 60 days after such date of termination; (ii) payment of a prorata annual bonus for the year of termination based on actual performance, payable when such annual bonuses are generally paid to similarly situated employees of the Company; (iii) 18 months of COBRA coverage at active employee rates; and (iv) other customary termination benefits provided to Company executives under the Company’s Severance Pay Plan or Senior Executive Severance Policy, as applicable.

Mr. Dies will remain subject to the restrictive covenants to which he is currently subject, pursuant to the Proprietary Interest Protection Agreement he previously entered into with the Company, which generally provides for confidentially, non-competition and non-solicitation of employees and customers for one year following termination.

Indemnification Agreements

On April 8, 2024, the Board approved and adopted a form of indemnification agreement (the “Indemnification Agreement”), and the Company is entering into such Indemnification Agreement with its directors and executive officers, including Mr. Dies. The Indemnification Agreements provide for indemnification and advancement of expenses consistent with the Restated Certificate of Incorporation of the Company, and against all expenses, liabilities and loss incurred in connection with their service as a director or executive officer on behalf of the Company, with certain limited exceptions.

The foregoing description of the Indemnification Agreements in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the full terms and conditions of the Indemnification Agreements.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

104	The cover page of Pitney Bowes Inc.’s Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2024

Pitney Bowes Inc.

By:	/s/ Lauren Freeman-Bosworth
Name:	Lauren Freeman-Bosworth
Title:	Executive Vice President, General Counsel and Corporate Secretary